UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2012 (May 18, 2012)

REINSURANCE TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-27842	52-1988677
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

205 South Whiting Street, Suite 311
Alexandria, Virginia	22304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 906-8625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The registrant (“Reinsurance Technologies") entered into an Agreement and Plan of Merger dated March 31, 2012 (the “Merger Agreement”) among.Reinsurance Technologies, ReTech Solutions, Inc. ("ReTech") and Ludvik Holdings, Inc. ( “Ludvik”) pursuant to which (i) Ludvik is the surviving corporation, (ii) each shareholder of Reinsurance Technologies shall receive a share of Ludvik common stock in exchange for their shares of Reinsurance Technologies; and (iii) each shareholder of Reinsuracne Technologies common stock shall receive shares of a new company formed by Ludvik named ReTech which will hold the current assets and liabilities of Reinsurance Technologies and that will be owned 15% by Resurgence Partners, LLC (that now holds approximately 91% of the issued and outstanding shares of Reinsuance Technologies) and 10% by Ludvik. Ludvik will invest $2,500,000 in ReTech. The holders of 91.2% of Reinsurance Technologies common stock and 100% of Reinsurance Technologies Series A preferred stock have consented to the Agreement. The Merger Agreement is contingent upon the completion of due diligence by Ludvik by June 30, 2012, unless that date is extended in writing by the parties. The preceding is only a summary of the Merger Agreement and is qulified in its entirety by the Merger Agreement that is attached to this CurrentReport on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement and Plan of Merger dated March 31, 2012 and executed May 12, 2012 by Reinsurance Technologies Ltd. and May 18, 2012 by ReTech Solutions, Inc. with Ludvik Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 23, 2012	REINSURANCE TECHNOLOGIES, LTD.

	By:	/s/ Joel H. Bernstein
Joel H. Bernstein
President